Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Jill Peters
(818) 871-8342
jpeters@thecheesecakefactory.com

THE CHEESECAKE FACTORY REPORTS RESULTS FOR

FOURTH QUARTER OF FISCAL 2011

Calabasas Hills, CA — February 21, 2012 — The Cheesecake Factory Incorporated (NASDAQ: CAKE) today reported financial results for the fourth quarter of fiscal 2011, which ended on January 3, 2012.

Total revenues were $477.7 million in the fourth quarter of fiscal 2011 as compared to $416.7 million in the prior year fourth quarter (14 weeks vs. 13 weeks).  The additional week in the fourth quarter of fiscal 2011 contributed approximately $43 million of sales.  Net income and diluted net income per share were $29.9 million and $0.54, respectively.

In compliance with accounting rules, the Company recorded a pre-tax, non-cash charge of $1.5 million related to the impairment of three restaurants during the fourth quarter of fiscal 2011.  In addition, the Company recorded a pre-tax benefit of $0.7 million and a reduction to its income tax provision of $1.1 million, both related to a partial settlement with the Internal Revenue Service.  On a combined basis, the items above increased diluted net income per share by approximately $0.01.  Excluding these items, net income was $29.4 million and diluted net income per share was $0.53.

Operating Results

Comparable restaurant sales at The Cheesecake Factory and Grand Lux Cafe increased 2.7% in the fourth quarter of fiscal 2011 (14 weeks vs. 14 weeks).  By concept, comparable restaurant sales grew 2.7% at The Cheesecake Factory and 1.9% at Grand Lux Cafe.

“We delivered our best comparable sales and highest guest traffic levels of the year, driving 36 percent earnings per share growth.  The Cheesecake Factory offers the strongest, most consistent guest experience in the industry — and our numbers confirm it.  We have always been an operating company, and over the past few years, our level of excellence in food, service and overall execution has become even better, further separating our concept from others in the industry.  This places us in an extremely strong competitive position,” said David Overton, Chairman and CEO.

“Continued focus on an exceptional guest experience will be a key to extending our market share, and we expect that 2012 will represent our third consecutive year of comparable sales and guest traffic growth.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

“This year also marks the beginning of our global expansion, which will be an important component to our future earnings potential, adding to our confidence that mid-teens earnings per share growth is a realistic and achievable goal going forward,” concluded Overton.

Development

The Company now expects it will open as many as seven to eight new restaurants in the U.S. in fiscal 2012.  In addition, the Company expects that as many as three restaurants in the Middle East will open this year under a license agreement.

Capital Allocation

During the fourth quarter of fiscal 2011, the Company repurchased 973,243 shares of its common stock at a cost of approximately $27 million.  For the full year of fiscal 2011, the Company repurchased 5,992,024 shares, returning approximately $172 million in cash to shareholders, exceeding its plan for the year.

Financial Reporting Dates for Fiscal 2012

The Company plans to announce quarterly financial results and hold conference calls to discuss its results for the first three quarters of fiscal 2012 as outlined below.  The earnings press releases will be issued at approximately 1:15 p.m. Pacific Time and the conference calls will follow at 2:00 p.m. Pacific Time on the same day.  Dates and times could be subject to change.

Quarter Ending	Earnings Release and Conference Call Dates
April 3, 2012	April 25, 2012
July 3, 2012	July 25, 2012
October 2, 2012	October 24, 2012

Conference Call and Webcast

A conference call to review the Company’s results for the fourth quarter of fiscal 2011 will be held today at 2:00 p.m. Pacific Time.  The conference call will be broadcast live over the Internet and a replay will be available shortly after the call and continue through March 21, 2012.  To listen to the conference call, please go to the Company’s website at www.thecheesecakefactory.com at least 15 minutes prior to the start of the call to register and download any necessary audio software. Click on the “Investors” link on the home page and select the conference call link at the top of the page.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept.  The Company operates 170 full-service, casual dining restaurants throughout the U.S., including 156 restaurants under The Cheesecake Factory® mark; 13 restaurants under the Grand Lux Cafe® mark; and one restaurant under the RockSugar Pan Asian Kitchen® mark.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 70 varieties of quality cheesecakes and other baked products.  To learn more about the Company, visit www.thecheesecakefactory.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements, including uncertainties related to: the Company’s ability to increase guest traffic levels in its restaurants, deliver positive comparable restaurant sales and effectively leverage incremental sales; the Company’s ability to manage expenses and increase profit margins; the Company’s ability to deliver financial results within the range that it has publicly disclosed; the Company’s ability to meet its new restaurant opening target; the Company’s ability to generate high levels of cash flow and utilize it to repurchase the Company’s common stock; factors outside of the Company’s control that impact consumer confidence and spending; current and future macro national and regional economic and credit market conditions; changes in national and regional unemployment rates; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), as set forth below.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.

The Cheesecake Factory Incorporated and Subsidiaries

Consolidated Financial Statements

(unaudited; in thousands, except per share and statistical data)

	14 Weeks Ended		13 Weeks Ended		53 Weeks Ended		52 Weeks Ended
	January 3, 2012		December 28, 2010		January 3, 2012		December 28, 2010
Consolidated Statements of Operations	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue
Revenues	$477,696	100.0%	$416,710	100.0%	$1,757,624	100.0%	$1,659,404	100.0%
Costs and expenses:
Cost of sales	124,606	26.1%	109,427	26.3%	448,468	25.5%	412,855	24.9%
Labor expenses	151,306	31.7%	128,479	30.8%	567,358	32.3%	536,954	32.4%
Other operating costs and expenses	115,266	24.1%	104,452	25.1%	428,442	24.3%	408,362	24.6%
General and administrative expenses	24,348	5.1%	24,582	5.9%	96,263	5.5%	95,729	5.8%
Depreciation and amortization expenses	19,434	4.1%	18,057	4.3%	71,958	4.1%	72,140	4.3%
Impairment of assets	1,547	0.3%	—	—	1,547	0.1%	—	—
Preopening costs	3,006	0.6%	883	0.2%	10,138	0.6%	5,153	0.3%
Total costs and expenses	439,513	92.0%	385,880	92.6%	1,624,174	92.4%	1,531,193	92.3%
Income from operations	38,183	8.0%	30,830	7.4%	133,450	7.6%	128,211	7.7%
Interest expense	(1,265)	(0.3)%	(1,504)	(0.4)%	(4,918)	(0.3)%	(16,808)	(1.0)%
Interest income	730	0.2%	4	—	842	—	192	—
Other (expense)/income, net	(75)	—	(652)	(0.1)%	(231)	—	(506)	—
Income before income taxes	37,573	7.9%	28,678	6.9%	129,143	7.3%	111,089	6.7%
Income tax provision	7,631	1.6%	6,813	1.7%	33,423	1.9%	29,376	1.8%
Net income	$29,942	6.3%	$21,865	5.2%	$95,720	5.4%	$81,713	4.9%

Basic net income per share	$0.55		$0.37		$1.70		$1.39
Basic weighted average shares outstanding	54,267		58,452		56,378		58,905

Diluted net income per share	$0.54		$0.36		$1.64		$1.35
Diluted weighted average shares outstanding	55,894		60,563		58,190		60,446

Selected Segment Information
Revenues:
Restaurants	$448,270	$384,780	$1,685,037	$1,586,274
Bakery	44,301	45,691	131,264	128,527
Intercompany bakery sales	(14,875)	(13,761)	(58,677)	(55,397)
	$477,696	$416,710	$1,757,624	$1,659,404

Income from operations:
Restaurants	$58,113	$48,041	$217,350	$208,117
Bakery	3,496	4,951	8,670	12,122
Impairment	(1,547)	—	(1,547)	—
Corporate	(21,879)	(22,162)	(91,023)	(92,028)
	$38,183	$30,830	$133,450	$128,211

Selected Consolidated Balance Sheet Information	January 3, 2012	December 28, 2010
Cash and cash equivalents	$48,211	$81,619
Total assets	1,022,570	1,037,307
Total liabilities	479,817	444,970
Stockholders’ equity	542,753	592,337

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
Supplemental Information	January 3, 2012	December 28, 2010	January 3, 2012	December 28, 2010
Comparable restaurant sales percentage change	2.7%	0.9%	1.8%	2.0%
Restaurants opened during period	2	—	7	3
Restaurants open at period-end	170	163	170	163
Restaurant operating weeks	2,367	2,119	8,777	8,426

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company is providing non-GAAP measurements which present the fourth quarter and full year fiscal 2011 and fiscal 2010 net income and diluted net income per share excluding the impact from certain items.  Additional detail regarding the fourth quarter fiscal 2011 items can be found on the first page of this press release.

The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.  The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	January 3, 2012	December 28, 2010	January 3, 2012	December 28, 2010
	(unaudited; in thousands, except per share data)
Net income (GAAP)	$29,942	$21,865	$95,720	$81,713
After-tax impact from:
- Impairment of assets (1)	928	—	928	—
- Partial IRS settlement (2)	(1,506)	—	(1,506)	—
- Unwinding of interest rate collar (3)	—	—	—	4,425
Net income (non-GAAP)	$29,364	$21,865	$95,142	$86,138

Diluted net income per share (GAAP)	$0.54	$0.36	$1.64	$1.35
After-tax impact from:
- Impairment of assets	0.02	—	0.02	—
- Partial IRS settlement	(0.03)	—	(0.03)	—
- Unwinding of interest rate collar	—	—	—	0.07
Diluted net income per share (non-GAAP) (4)	$0.53	$0.36	$1.64	$1.42

(1)	The pre-tax amount associated with this item was $1,547 and was recorded in impairment of assets.
(2)	The pre-tax amounts associated with this item were $719 and $1,075 and were recorded in interest income and income tax provision, respectively.
(3)	The pre-tax amount associated with this item was $7,376 and was recorded in interest expense.
(4)	Diluted net income per share may not add due to rounding.

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